EXHIBIT 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to

Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 8, 2007 with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement on Form S-1 (No. 333-140544) and related Prospectus of Riverbed Technology, Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-140544).

San Francisco, California

February 22, 2007

/s/ Ernst & Young LLP